(MAN INVESTMENTS LOGO)

                                Man-AHL 130, LLC

                                Account Statement
                              7/1/2009 to 7/31/2009
                                   (Unaudited)

MAN-AHL 130, LLC

                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                      27,523,936.43
Capital Additions this Period                                                               397,420.88
Capital Withdrawals this Period                                                                   0.00
   Net Income (Loss) for the Period                                                         483,180.67
                                                                                         -------------
   End of Period Net Asset Value (7/31/2009)                                             28,404,537.98
                                                                                         -------------
   Rate of Return for the Period Class A Series 1                                 1.67%
   Rate of Return for the Period Class A Series 2                                 1.78%
   Rate of Return for the Period Class B Series 1                                 1.64%
   Rate of Return for the Period Class B Series 2                                 1.75%

                       INVESTOR STATEMENT OF INCOME (LOSS)
Income
      Gain (Loss) on Trading of Commodity Futures and Forwards:
         Realized Gain (Loss) on Closed Futures and Forwards                               (683,506.79)
         Change in Unrealized Gain (Loss) on Open Futures and Forwards                    1,209,059.46
      Gain (Loss) From Investments in Other Partnerships                                     88,019.15
      Change in Accrued Commissions                                                          (6,975.93)
      Miscellaneous Income                                                                      175.00
      Interest Income                                                                         7,287.39
                                                                                         -------------
               Total Income                                                                 614,058.28
                                                                                         -------------
Expenses
      Miscellaneous Fee Expense                                                              (4,058.82)
      Management Fee                                                                        (65,479.80)
      Incentive Fee                                                                               0.00
      Other Expenses                                                                        (61,338.99)
                                                                                         -------------
               Total Expenses                                                              (130,877.61)
                                                                                         -------------
               Net Income                                                                   483,180.67
                                                                                         -------------
              STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)
Beginning of Period Net Asset Value (7/1/2009)                                           27,523,936.43
Capital Contributions this Period                                                           397,420.88
Capital Redeemed this Period                                                                      0.00
Current Period Net Income (Loss)                                                            483,180.67
                                                                                         -------------
            End of Period Net Asset Value Value (7/31/2009)                              28,404,537.98
                                                                                         -------------
            End of Period Net Asset Value Per Unit Class A Series 1 (7/31/2009)                 124.71
            End of Period Net Asset Value Per Unit Class A Series 2 (7/31/2009)                 127.99
            End of Period Net Asset Value Per Unit Class B Series 1 (7/31/2009)                 125.00
            End of Period Net Asset Value Per Unit Class B Series 2 (7/31/2009)                 128.28

To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


/s/ Alicia B. Derrah

Alicia Derrah, Vice President, Chief Financial Officer, and Secretary Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC